FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number          3235-0287 |
    obligations may continue.  See           | Expires:   September 30, 1998 |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person

   Petteway          Samuel             B.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o OptiCare Health Systems, Inc.
   87 Grandview Ave.
-----------------------------------------------------
                     (Street)

   Waterbury, CT 06708
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   OptiCare Health Systems, Inc. (OPT)

-------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   February, 2000

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   President, Managed Care Division
   --------------------------------------------------

-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock            2/16/2000     S              50,000      D       3.1875       50,443              D
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                          SEC 1474 (7/96)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
-----------------------------------------------------------------------------------------------------------------------------------


                                                                           Title and                           Ownership
                                                        Date Exer-         Amount of                           Form of
                                                        cisable and        Underlying              Number of   Deriv-
                                          Number of     Expiration         Securities      Price   Derivative  ative
            Conver-                       Derivative    Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-              Securities     Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Trans-    Acquired (A)  --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      action    or Disposed   Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code      of (D)        Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     (Instr.   (Instr. 3,    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)     8)        4, and 5)    able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $ 6.37                                   Immed.    12/22/07  Stock    1,046              1,046       D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $12.75                                   Immed.    12/22/07  Stock    1,046              1,046       D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $19.12                                   12/22/00  12/22/07  Stock    1,046              1,046       D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $ 6.37                                   Immed.    1/8/07    Stock    5,230              5,230       D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $12.75                                   Immed.    1/8/07    Stock    5,230              5,230       D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $19.12                                   Immed.    1/8/07    Stock    5,230              5,230       D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $ 5.85                                   8/13/00   8/13/09   Stock    11,250             11,250      D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $ 5.85                                   8/13/01   8/13/09   Stock    11,250             11,250      D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $ 5.85                                   8/13/02   8/13/09   Stock    11,250             11,250      D
-----------------------------------------------------------------------------------------------------------------------------------
Stock                                                                    Common
Option      $ 5.85                                   8/13/03   8/13/09   Stock    11,250             11,250      D
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

              /s/ Samuel B. Petteway                             3/8/00
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (7/96)